Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made as of the 17th day of October, 2025, by and between PennantPark Enhanced Income Fund, a Delaware statutory trust (the “Fund”), and PennantPark Investment Advisers, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that operates as an interval fund;

WHEREAS, the Adviser is a private investment management firm that has registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund and to provide the administrative services necessary for the operation of the Fund on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) Retention of Adviser. The Fund hereby employs the Adviser to act as the investment adviser to the Fund, to manage the activities of the Fund and to make investment decisions with respect to the Fund’s portfolio, subject to the supervision of the board of trustees of the Fund (the “Board”), for the period and upon the terms set forth herein:

(i) in accordance with the investment objectives, policies and restrictions that are set forth in the Fund’s then current registration statement filed on Form N-2 used in connection with the public continuous offering (the “Offering”) of an unlimited number of common shares of beneficial interest of the Fund (the “Shares”);

(ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s Agreement and Declaration of Trust and Bylaws, in each case as amended from time to time; and

(iii) in accordance with the 1940 Act.

(b) Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i) determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii) identify, evaluate and negotiate the structure of the investments made by the Fund;

(iii) execute, close, monitor and service the Fund’s investments;

(iv) determine the securities and other assets that the Fund shall purchase, retain, or sell;

(v) perform due diligence on prospective portfolio investments; and

(vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds.

(c) Power and Authority. To facilitate the Adviser’s performance of these responsibilities, but subject to the restrictions contained herein, the Fund hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Fund to effectuate investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to obtain debt financing, the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the 1940 Act.

(d) Acceptance of Engagement. The Adviser hereby accepts such engagement and agrees during the term of this Agreement to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e) Sub-Advisers. Subject to the requirements of the 1940 Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund. The Adviser, and not the Fund, shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Fund to pay directly to any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

(f) Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act on behalf of or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(g) Record Retention. Subject to review by, and the overall control of, the Board, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to investment advisory activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser shall at all reasonable times have access to the books and records of the Fund. The Adviser agrees that all records that it maintains and keeps for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Fund upon the termination of this Agreement or otherwise on written request by the Fund. The Adviser further agrees that the records that it maintains and keeps for the Fund shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Fund.

2. Expenses.

(a) Adviser Personnel. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund.

(b) Costs. The Fund, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations and transactions, including (without limitation) fees and expenses relating to:

(i) organization and offering expenses associated with the Fund’s offering (including legal, accounting, printing, mailing, and filing fees and expenses and other organization and offering expenses, including, but not limited to, costs associated with integration between the Fund’s and/or the Adviser’s systems and those of participating broker-dealers, reasonable bona fide due diligence expenses of participating broker-dealers supported by detailed and itemized invoices);

(ii) calculating the Fund’s net asset value (including the cost and expenses of any independent valuation firm);

(iii) the cost of effecting sales and repurchases of the Shares and other securities;

(iv) base management and incentive fees (each as defined below) payable to the Adviser pursuant to this Agreement;

(v) transfer agent and custodial fees;

(vi) federal and state registration fees;

(vii) federal, state and local taxes;

(viii) interest payable on debt, if any, incurred to finance the Fund’s investments and expenses related to unsuccessful portfolio acquisition efforts;

(ix) the fees and expenses of any of the Fund’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) (the “Independent Trustees”);

(x) brokerage commissions for the Fund’s investments;

(xi) costs of any reports, proxy statements or other notices to shareholders, including printing costs;

(xii) costs associated with the Fund’s reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws;

(xiii) the Fund’s allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums;

(xiv) costs associated with individual or group shareholders;

(xv) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs;

(xvi) costs associated with software licenses and related technology necessary for the operation of the Fund;

(xvii) costs of preparing and filing reports or other documents required by the Securities and Exchange Commission;

(xviii) administration fees payable under the Administration Agreement (the “Administration Agreement”) between the Fund and PennantPark Investment Administration, LLC (the “Administrator”), the Fund’s administrator;

(xix) fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors;

(xx) expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments and performing due diligence (including related legal expenses) on its prospective portfolio investments; and

(xxi) the Fund’s pro rata portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Adviser and compensation of the Fund’s chief compliance officer, chief financial officer and their respective staffs, and legal, operations and other non-investment professionals at the Adviser that perform duties for the Fund.

3. Compensation of the Adviser. The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a) Base Management Fee. The Base Management Fee shall be calculated at an annual rate of 1.25% of the Fund’s average daily gross assets. For services rendered under this Agreement, the Base Management Fee will be payable monthly in arrears. Base Management Fees for any partial month will be appropriately pro-rated.

(b) Incentive Fee. The Incentive Fee shall be calculated and payable quarterly in arrears based on the Fund’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding calendar quarter. For this purpose, Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the base management fee, any expenses payable under the Administration Agreement, and any interest expense or amendment fees under any credit facilities and distribution paid on any issued and outstanding preferred stock, but excluding the incentive fee and any shareholder servicing and/or distribution fees). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (including, but not limited to, original issue discount, or OID, debt instruments with PIK interest and zero coupon securities), accrued income not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, computed net of all realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee Net Investment Income, expressed as a percentage of the value of the Fund’s net assets at the end of the immediately preceding calendar quarter, is compared to the hurdle rate of 1.75% per quarter (7% annualized). The Fund shall pay the Adviser the Incentive Fee with respect to the Fund’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:

(i) no incentive fee in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the quarterly hurdle rate of 1.75%;

(ii) 100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.0588% in any calendar quarter (8.2353% annualized); and

(iii) 15% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.0588% in any calendar quarter.

The foregoing calculations shall be pro-rated for any share issuances or repurchases during the relevant quarter, if applicable.

4. Covenants of the Adviser. The Adviser covenants that it is duly registered as an investment adviser under the Advisers Act and will maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5. Payment of and Limitations on Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

6. Other Activities of the Adviser. The services of the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7. Responsibility of Dual Directors/Trustees, Officers and/or Employees. If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8. Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, partners, members, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnitees”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnitee in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the foregoing provisions of this Section to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnitees against or entitle or be deemed to entitle the Indemnitees to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnitee’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

9. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the date hereof and shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Independent Trustees.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Fund upon 60 days’ written notice to the Adviser, (A) upon the vote of a majority of the outstanding voting securities of the Fund, or (B) by the vote of the Fund’s Independent Trustees, or (ii) by the Adviser upon 60 days’ written notice to the Fund. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

10. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

To the Board or the Fund	PennantPark Enhanced Income Fund
1691 Michigan Avenue
Miami Beach, FL 33139
Attention: Arthur H. Penn
With a copy to: legal@pennantpark.com

To the Adviser:	PennantPark Investment Advisers, LLC
1691 Michigan Avenue
Miami Beach, FL 33139
Attention: Arthur H. Penn
With a copy to: legal@pennantpark.com

11. Amendments. This Agreement may be amended only by written mutual consent of the Adviser and the Fund, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart. To facilitate execution of this Agreement, the parties may execute and exchange the signature page by facsimile or PDF counterparts. Further, the parties agree that electronic signatures, such as DocuSign or similar electronic signing software, will be deemed to be originals.

13. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.

14. Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act, if any. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

[Remainder of this page intentionally blank. Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be duly executed on the date above written.

PENNANTPARK ENHANCED INCOME FUND,
a Delaware statutory trust

By:	/s/ Arthur H. Penn
Name	Arthur H. Penn
Title:	Trustee

PENNANTPARK INVESTMENT ADVISERS, LLC,
a Delaware limited liability company

By:	/s/ Arthur H. Penn
Name	Arthur H. Penn
Title:	Chief Executive Officer

[Signature Page to Investment Advisory Agreement]